FIRST AMENDMENT TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


     This  Amendment (the  "Amendment")  is made and entered into as of November
16,  1998  by  and  among  NIPSCO  Industries,   Inc.,  an  Indiana  corporation
("Nipsco"), Acquisition Gas Company, Inc., a Massachusetts corporation ("Acquisition"), and Bay State Gas Company, a Massachusetts corporation (the "Company").

                                    RECITALS

     1. This Amendment amends that certain Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, and amended and restated as of March 4, 1998, between Nipsco and the Company (as may be further amended, the "Agreement") pursuant to which Nipsco and the Company agreed, subject to the satisfaction or waiver of certain conditions, to effect the Merger. Unless otherwise expressly indicated in this Amendment, capitalized terms used in this Amendment have the meanings assigned to such terms in the Agreement.

     2. Acquisition is a wholly-owned subsidiary of Nipsco organized for the purpose of effecting the Merger. The Board of Directors of Acquisition has determined that the Merger is in its shareholder's best interests and has approved the Merger.

     3. Acquisition desires to join and become a party to the Agreement and the parties thereto agree to such joinder.

     4. The parties hereto desire to amend the Agreement with respect to the matters set forth herein.

     In consideration of the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is hereby amended as follows:

     1. Acquisition. (a) Upon execution of this Amendment, Acquisition joins and becomes a party to the Agreement and shall be fully bound by and subject to all of the terms and conditions of the Agreement as though an original party thereto. Acquisition agrees to adopt the Agreement and perform its obligations under the Agreement.

     (b) Acquisition hereby represents and warrants to the Company as follows:

               (A) Organization, Standing and Corporate Power. Acquisition is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Acquisition has delivered to the Company complete and correct copies of its Articles of Organization and by-laws, as amended to the date of this Amendment.

               (B) Acquisition Capital Structure. As of the date hereof, the authorized capital stock of Acquisition consists of 1,000 common shares, without par value, all of which are issued and outstanding and owned by Nipsco. All such outstanding common shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (C) Authority; Noncontravention. Acquisition has all requisite corporate power and authority to enter into the Agreement and to carry out its obligations thereunder. The execution and delivery of the Agreement by Acquisition and the consummation by it of the transactions contemplated under the Agreement have been duly authorized by all necessary corporate action on the part of Acquisition. The Agreement has been duly executed and delivered by Acquisition and Nipsco, and assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of each of Nipsco and Acquisition, enforceable against each of them in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the Articles of Organization or Bylaws of Acquisition or, (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or the United States or any political
         subdivision  thereof  or  therein,   or  any  order,  writ,   judgment,
         injunction, decree, determination or award currently in effect which contravention would, individually or in the aggregate, have a Nipsco Material Adverse Effect or materially or adversely affect Acquisition's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Acquisition in connection with the execution and delivery of the Agreement by Acquisition or the consummation by it of the transactions contemplated hereby, except for
         (i) the filing of articles of merger with the Massachusetts Secretary and the filing of a copy of the articles of merger, certified by the Massachusetts Secretary, in the registry of deeds in each district in Massachusetts in which real property of the Company is situated; (ii) filing with the SEC for authorization of the Merger under Section 9(a)(2) of the 1935 Act; and (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.4 of the Nipsco Disclosure Schedule or as in the aggregate could not reasonably be expected to have a Nipsco Material Adverse Effect.

               (D) Acquisition Not to Engage in Operations. As of the date hereof and prior to the Effective Time, Acquisition has not and will not engage in any business or incur any liabilities or be a party to any contract or agreement, other than as contemplated by this Agreement or as specifically agreed to in writing by the Company.

     2. Articles of Organization. Section 1.5 of the Agreement, "Articles of Organization," is hereby amended to add the following at the end thereof: ", except that at the Effective Time, Article I of the Charter shall be amended to change the name of the Surviving Corporation to "Bay State Gas Company."

     3. Directors. Schedule l.7 of the Agreement is hereby deleted in its entirety and replaced with the attached revised Schedule l.7.

     4. Form of Election. Section 2.2.4 of the Agreement, "Form of Election," is hereby amended to delete the following parenthetical from the first sentence thereof: "(or by an appropriate guarantee of delivery of such Company
Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guaranty Program or the Stock Exchange Medallion Program)".

     5. Deemed Non-Election. Section 2.2.5 of the Agreement is hereby deleted in its entirety and the following new Section 2.2.5 is inserted:

               "2.2.5 Deemed Non-Election. For the purposes hereof, a holder of Company Shares who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.2.6) shall be deemed not to have made an effective Cash Election. If Nipsco or the Paying Agent shall determine that any purported Cash Election was not properly made, unless the requirement for an effective election is waived by Nipsco in its sole discretion, such purported Cash Election shall be deemed to be of no force and effect."

     6. Election Deadline. Section 2.2.6 of the Agreement, "Election Deadline," is hereby deleted in its entirety and the following new Section 2.2.6 is inserted:

               "2.2.6 Election Deadline. As soon as practicable after the Effective Time, Nipsco shall require the Paying Agent to mail a Form of Election and an updated Prospectus Supplement to each record holder of certificates that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2. The Form of Election will set forth the date by which it must be received by the Paying Agent from record holders of certificates that immediately prior to the Effective Time represented Company Shares in order for cash elections to be effective (the "Election Deadline"). The Election Deadline will be 5:00 p.m., New York City time, no earlier than the tenth business day after the mailing of the Form of Election."

     7. Letter of Transmittal. Section 2.3.2, "Letter of Transmittal," is hereby amended to delete the first parenthetical of the first sentence.

     8.  Representation  on  Nipsco  Board.   Section  5.14  of  the  Agreement,
"Representation on Nipsco Board," is hereby deleted in its entirety and the following new Section 5.14 is inserted:

               "5.14 Representation on Nipsco Board. Nipsco shall nominate and recommend at its annual meeting in 1999 one director of the Company for election to the Nipsco Board, who is to be mutually determined by Nipsco and the Company and who shall, subject to election by the Nipsco shareholders, serve on the Nipsco Board for the term to which such director is elected."

     9. Termination of Company Dividend Reinvestment Plan. Section 5.16 of the Agreement, "Termination of Company Dividend Reinvestment Plan," is hereby deleted in its entirety and the following new Section 5.16 is inserted:

               "5.16 Company Dividend Reinvestment Plan. Nipsco shall take all actions necessary to provide that, following the Effective Time, each Company Share held in the Company Dividend Reinvestment and Stock Purchase Plan for which a Cash Election has not been made (the "DRIP Shares") shall be converted into such number of Nipsco Shares to be enrolled in the Nipsco Automatic Dividend Reinvestment and Share Purchase Plan as is equal to the product of each DRIP Share multiplied by the Exchange Ratio."

     10. Notices. Section 10.1 of the Agreement, "Notices," is hereby deleted in its entirety and the following new Section 10.1 is inserted:

               "10.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and shall be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), transmitted by facsimile or delivered by courier, as follows:

               If to the Company, to:

                    Bay State Gas Company
                    300 Friberg Parkway
                    Westborough, Massachusetts 01581-5039
                    Attention:              Roger A. Young
                    Telephone:              (508) 836-7000
                    Facsimile:              (508) 836-7075

               with a copy to:

                    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    125 West 55th Street
                    New York, New York 10019-5389
                    Attention:              Douglas W. Hawes, Esq.
                    Telephone:              (212) 424-8000
                    Facsimile:              (212) 424-8500

               If to Nipsco or Acquisition, to:

                    Nipsco Industries, Inc.
                    801 E. 86th Avenue
                    Merrillville, Indiana 46410
                    Attention:              Stephen P. Adik
                    Telephone:              (219) 647-6012
                    Facsimile:              (219) 647-6060

               with copies to:

                    Schiff Hardin & Waite
                    6600 Sears Tower
                    Chicago, Illinois 60606
                    Attention:              Peter V. Fazio, Jr.
                    Telephone:              (312) 876-1000
                    Facsimile:              (312) 258-5600

               All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section
               10.1 shall, whether sent by mail, facsimile or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this Section 10.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Massachusetts are authorized or obligated to close under the laws of Massachusetts."

     Except as otherwise set forth in this Amendment, the provisions of the Agreement shall continue in full force and effect.

                                    * * * * *


         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties and the corporate seals have been affixed hereto as of the date set forth above.

                                 NIPSCO INDUSTRIES, INC.


                                 By: /s/ Gary L. Neale
				    __________________________________________
                                    Name:   Gary L. Neale
                                    Title:  Chairman, President and Chief
                                            Executive Officer


                                 BAY STATE GAS COMPANY


                                 By: /s/ Thomas W. Sherman
				    __________________________________________
                                    Name:   Thomas W. Sherman
                                    Title:  Vice President


                                 By: /s/ Thomas W. Sherman
				    __________________________________________
                                    Name:   Thomas W. Sherman
                                    Title:  Treasurer


                                 ACQUISITION GAS COMPANY, INC.


                                 By: /s/ Jeffrey W. Yundt
				     __________________________________________
                                    Name:   Jeffrey W. Yundt
                                    Title:  President


                                 By: /s/ Stephen P. Adik
				    __________________________________________
                                    Name:   Stephen P. Adik
                                    Title:  Treasurer